EXHIBIT 10.12

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is dated as of the 4th day of September 2007, by and among Ventana Medical Systems, Inc., a Delaware corporation (“Purchaser”), Glenn Takayama and Haiying Xia (“Seller Representatives”) on behalf of the individuals set forth on Exhibit A hereto (“Sellers”), and Thomas Title & Escrow, LLC, an Arizona limited liability company (the “Escrow Agent”).

WITNESSETH:

WHEREAS, Purchaser, Spring Bioscience Corporation, a California S-Corporation (the “Company”), Seller Representatives and Sellers are parties to a certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of September 4, 2007, whereby Purchaser has acquired all of the outstanding shares of capital stock of the Company;

WHEREAS, pursuant to the Stock Purchase Agreement, Purchaser is required to deliver to Escrow Agent on the date of the closing of the purchase and sale transactions contemplated by the Stock Purchase Agreement (the “Closing Date”), $11,700,000 of immediately available funds (the “Escrowed Property”), which is to be held to secure Sellers’ obligations under Articles IV and V and under Section 1.08 of the Stock Purchase Agreement and shall be held by Escrow Agent in escrow pending release thereof in accordance with the terms hereof, upon the satisfaction of certain conditions under the Stock Purchase Agreement;

WHEREAS, the parties desire that Escrow Agent serve as escrow agent to hold the Escrowed Property, and Escrow Agent is willing to do so based upon the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Escrow Agent. Purchaser and Seller Representatives jointly appoint Escrow Agent to receive, hold, administer and deliver the Escrowed Property (the “Escrow Account”) in accordance with this Escrow Agreement and Escrow Agent accepts such appointment, all subject to the terms and conditions set forth in this Escrow Agreement.

2. Escrow.

2.1 Escrowed Property. On the Closing Date, Purchaser shall wire transfer the Escrowed Property to the Escrow Account.

2.2 Interest-Bearing Account. Upon receipt by Escrow Agent of the Escrowed Property, Escrow Agent shall be permitted, and is hereby directed to deposit and invest all Escrowed Property, including principal and interest, into an interest-bearing money market account at a bank insured by the FDIC, or in a fund agreed to by Purchaser and Seller Representatives. Except as provided in Sections 3.4 and 5.4 below, any accrued interest shall be retained in the Escrow Account until, on joint instruction of Purchaser and a Seller Representative (or otherwise pursuant to the terms hereof), it is disbursed to either Purchaser or Seller Representatives in the same manner as directed for Escrowed Property.

3. Delivery of Escrowed Property by Escrow Agent.

Except as provided in Section 5.4 below, Escrow Agent shall hold the Escrowed Property in escrow until authorized hereunder to deliver the same or any portion thereof as follows:

3.1 Escrow Claims. At any time prior to the Escrow Termination Date, Purchaser or Seller Representatives (each, a “Party”) may demand payment from the Escrow Account by providing to Escrow Agent a copy of any claims notice given by such demanding Party pursuant to Sections 4.08, 4.09 and Article V of the Stock Purchase Agreement, together with a written request for disbursement to Escrow Agent and the other Party, stating the amount (the “Disputed Amount”) in dollars to be disbursed to the demanding Party (a “Claim”). Escrow Agent, without concerning itself with the explanation as to the grounds for such disbursement, shall: (a) promptly (and in any event within two business days after receipt) forward a copy of such Claim to the other Party; and (b) comply with the terms of such request on the 10th business day following receipt of such Claim unless, prior to such time, it shall have received from the other Party, a written notice objecting to such disbursement, which notice shall set forth in general terms the grounds upon which the objection to such Claim is being made. In the event Escrow Agent receives such a notice, Escrow Agent, without concerning itself as to the grounds for such notice, shall (a) promptly (but in any event within two business days after receipt) forward a copy of such notice to the demanding Party; (b) not distribute the funds for which it has received the Claim; and (c) continue to hold such funds under the terms of this Agreement until such Claim has been resolved as provided in the Stock Purchase Agreement. Escrow Agent shall disburse funds in accordance with the final non-appealable judgment or award of any court having jurisdiction over the matter or earlier on the written instruction of both the Seller Representatives and Purchaser.

3.2 Distributions For Negative Working Capital Adjustment. If the Final Working Capital is less than the Net Working Capital Target, Purchaser and/or a Seller Representative may request payment from the Escrowed Property to Purchaser (pursuant to Section 1.08(c) of the Stock Purchase Agreement) by providing to Escrow Agent and the other party a written notice and a copy of the Final Working Capital Statement that sets forth the deficiency relative to the Net Working Capital Target. In such event, Escrow Agent shall not release any funds except in accordance with the procedures set forth in Section 3.1 of this Escrow Agreement related to a Claim. Alternatively, promptly after Escrow Agent receives either (a) joint written instructions from Purchaser and a Seller Representative, or (b) written instructions from Purchaser and the Neutral Accountant together with a copy of the written report of such independent certified public accountant as selected pursuant to Section 1.08 of the Stock Purchase Agreement, which confirms the amount of the Final Working Capital and the amount to be released and returned by Escrow Agent to Purchaser, then Escrow Agent shall release such designated amount of the Escrowed Property (including any accrued interest thereon) to Purchaser.

3.3 Distributions for Receivables Adjustment. If the Purchase Price is required to be adjusted pursuant to Section 1.08(d) of the Stock Purchase Agreement, then, Purchaser and/or a Seller Representative may request payment to Purchaser from the Escrowed Property by providing to Escrow Agent and the other party a written notice that sets forth the adjustment to the Purchase Price. In such event, Escrow Agent shall not release any funds except in accordance with the procedures set forth in Section 3.1 of this Escrow Agreement related to a Claim.

3.4 Milestone Payments. If, and when, each Milestone is achieved (as set forth in Schedule 1.05 to the Stock Purchase Agreement), the listed percentage of the remaining Escrowed Property, if any, shall be released to Sellers. Purchaser and Seller Representatives may request payment from the Escrowed Property by providing to Escrow Agent joint written instructions setting forth in reasonable detail the achievement of any Milestone. In such event, Escrow Agent shall not release any funds except in accordance with the procedures set forth in Section 3.1 of this Escrow Agreement related to a Claim. Alternatively, promptly after Escrow Agent receives joint written instructions from Purchaser and Seller Representatives, then (i) Escrow Agent shall release such designated amount of the Escrowed Property (including any accrued interest thereon) to Sellers. In the event that one or more of the Milestones are not fully achieved by the end of 24 months from the date hereof, the Escrow Agent shall return all remaining amounts in the Escrowed Property to Purchaser (including any accrued interest thereon to the extent not previously distributed); provided, however, that if either party has delivered to Escrow Agent notice of a Claim in accordance with this Escrow Agreement prior to the Escrow Termination Date, then Escrow Agent shall deliver the excess, if any, of the remaining Escrowed Property over the aggregate Disputed Amount to Purchaser.

3.5 Distributions for Tax Withholding Adjustment. Within a reasonable period of time following the Closing Date, the Corporation, as directed by Purchaser, will hire an outside consultant to conduct a valuation of the fair market value of the Corporation shares acquired by Purchaser and an assessment of any and all amounts that were estimated to be required to be withheld by the Corporation, pursuant to Section 8.01(d) of the Stock Purchase Agreement, in connection with the regulations of any applicable Taxing Authority with respect to the exercise of an Option pursuant to Section 1.09(a) of the Stock Purchase Agreement, including, without limitation, FICA and Medicare and the Option holders withholding obligations. If the Corporation determines, based on such consultant’s recommendations and findings, that any amount so withheld was inadequate to satisfy any obligations to the applicable Taxing Authority under any applicable Taxing Authority rule or regulation then, upon notice from Purchaser, Escrow Agent will release to Purchaser from the Escrowed Property such amount set forth in the notice, which shall be equal to the amount necessary to cover the deficiency of such withholding and the adjustment so required. In such event, Escrow Agent shall not release any funds except in accordance with the procedures set forth in Section 3.1 of this Escrow Agreement related to a Claim.

4. Disputes. Any dispute which may arise under this Escrow Agreement between Purchaser and Seller Representatives shall be settled pursuant to the terms of the Stock Purchase Agreement. Escrow Agent shall be under no duty to institute or defend any legal proceedings involving Purchaser, Sellers or Seller Representatives, and none of the costs or expenses of any such proceedings shall be borne by Escrow Agent. If the terms of a settlement of any dispute hereunder increase the duties or liabilities of Escrow Agent and Escrow Agent has not participated in such settlement so as to be bound thereby, then such settlement shall be effective as to Escrow Agent in respect of such increase in its duties or liabilities only upon Escrow Agent’s written consent thereto. Prior to the settlement of any dispute between Purchaser and Sellers or Purchaser and Seller Representatives, Escrow Agent is authorized and directed to retain in its possession, without liability to any party, that portion of the Escrowed Property that is the subject of or involved in the dispute. Escrow Agent may, in its sole and absolute discretion, interplead that portion of Escrowed Property it then holds with any court of competent jurisdiction, and name Purchaser and Seller Representatives as parties in such interpleader action. Upon filing the interpleader action, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover from Purchaser and Seller Representatives its reasonable attorneys’ fees and other costs incurred in commencing and maintaining such action. In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described elsewhere in this Escrow Agreement.

5. General Provisions.

5.1 Termination. This Escrow Agreement shall continue in force until the final distribution of all of the Escrowed Property (the “Escrow Termination Date”).

5.2 Compensation. Upon execution of this Escrow Agreement, Escrow Agent shall be entitled to compensation for its services hereunder as set forth on Exhibit B hereto. All fees and related expenses of Escrow Agent for its services hereunder (including legal expenses incurred in accordance with Section 5.6.5) will be shared equally by Purchaser, on the one hand, and Seller Representatives, on behalf of Sellers, on the other hand, and will be paid in United States currency. If Purchaser or Seller Representatives fail to pay Escrow Agent any fee due hereunder promptly following such demand, then Escrow Agent may charge such sum to the Escrow Account. All amounts charged thereto to compensate or reimburse Escrow Agent for amounts owing to it hereunder shall, from the time of such loss or charge, no longer constitute part of the Escrowed Property; provided, however, that Purchaser, on the one hand, and Seller Representatives, on the other, shall be required to reimburse the other for any such amounts charged to the Escrow Account on such party’s behalf.

5.3 Expenses. Each of Purchaser and Seller Representatives, on behalf of Sellers, shall be responsible for its own expenses incurred in connection with this Escrow Agreement.

5.4 Tax Treatment. For the sole purpose of tax reporting, all interest earned on the Escrowed Property shall be for the account of and reported to the appropriate governmental authorities under the name of Haiying Xia, one of the Seller Representatives, acting as a proxy for all the Sellers. Escrow Agent shall distribute to Haiying Xia (pursuant to joint written instruction from the Purchaser and the Seller Representatives) from the Escrow Account an amount equal to 48% of such reportable interest on a quarterly basis to reflect estimated taxes due based on an approximation of the tax liability imposed on her as a result of such interest. It is the intention of the parties that such distribution shall be provided 10 days prior to the due date of any estimated taxes, provided, however, that the Escrow Agent shall have no obligation to make such distribution unless and until it receives written joint instruction from the Purchase and the Seller Representatives agreeing on the appropriate distribution amount. The Purchaser and Haiying Xia will provide Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to Escrow Agent within 30 days of the date of execution of this Escrow Agreement. In the event the Purchaser or Haiying Xia does not certify the tax identification numbers to Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account.

5.5 Transfer Instructions.

5.5.1 In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized, but shall have no obligation, to seek confirmation of such instructions by telephone call-back to the person or persons designated in Exhibit C hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

5.5.2 It is understood that Escrow Agent and Purchaser’s bank or a Seller’s bank, as the case may be, in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) Purchaser or Sellers, (ii) Purchaser’s bank or a Seller’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than Purchaser or Seller Representatives, on behalf of Sellers, being paid or the transfer of funds to a bank other than Purchaser’s bank or a Seller’s bank, or an intermediary bank designated.

5.5.3 Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

5.5.4 Only the authorized representatives of the respective parties hereto on record with Escrow Agent in connection with the opening of the Escrow Account shall be authorized to sign notices and issue instructions on behalf of such parties.

5.6 Obligations of Escrow Agent. The obligations of Escrow Agent under this Escrow Agreement are subject to the following terms and conditions:

5.6.1 Escrow Agent is not a party to and is not bound by any agreement other than this Escrow Agreement.

5.6.2 Escrow Agent acts hereunder as a depository, with ministerial duties only, and is not responsible for or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any funds, shares, documents or other materials deposited with it. Purchaser and Seller Representatives agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful misconduct or gross negligence of Escrow Agent or any of its officers, employees, agents or representatives.

5.6.3 Escrow Agent shall not have any responsibility for the genuineness or validity of any notice, evidence or other document or item delivered to it or any signature thereon, and Escrow Agent shall be entitled to rely conclusively upon and shall be protected in acting upon any written notice, waiver, consent, receipt or other evidence or paper document which Escrow Agent reasonably believes to be genuine and to be signed by the proper person.

5.6.4 Escrow Agent shall not be liable for any error of judgment or for any acts done or steps taken or omitted or admitted by it or for any mistake of facts or law or for anything which Escrow Agent may do or refrain from doing in connection herewith except for Escrow Agent’s own willful misconduct or gross negligence or that of its officers, employees, agents or representatives.

5.6.5 As to any legal questions arising in connection with the administration of this Escrow Agreement, Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in reliance on such opinions.

5.6.6 In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

5.6.7 It is the intention of the parties hereto that Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in its performance of its duties or the exercise of any of its rights and powers hereunder.

5.6.8 The duties and responsibilities of Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties, covenants or responsibilities shall be implied, including any covenant of good faith and fair dealing.

Escrow Agent shall not have any liability under, or duty to inquire into the terms and provisions of, any agreement or instructions, other than outlined in this Agreement.

5.6.9 Purchaser and Seller Representatives agree, jointly and severally, to indemnify and hold harmless Escrow Agent from any costs, damages, expenses, loss, liability or claims, including attorneys’ fees, which Escrow Agent may incur or sustain as a result of or arising out of this Escrow Agreement or Escrow Agent’s duties relating thereto except to the extent caused by Escrow Agent’s own willful misconduct or gross negligence or that of its officers, employees, agents or representatives; and Escrow Agent is hereby given a lien upon, and security interest in, the Escrowed Property, to secure Escrow Agent’s rights to such payment or reimbursement. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits). This section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

5.6.10 Each of Seller Representatives and Purchaser covenants and agrees to promptly provide Escrow Agent, upon request, with any information required by Escrow Agent to comply with any laws or requirements to which it may be subject, including without limitation the United States Bank Secrecy Act, and represents and warrants that to the best of its reasonable knowledge, the Stock Purchase Agreement and all related documents, and the transactions contemplated thereby are in compliance with all material applicable law, including without limitation the United States Export Administration Act and the regulations promulgated thereunder.

5.6.11 Under no circumstances shall the Escrow Agent be expected to use, risk or advance its own funds in the performance of its duties or exercise of its rights hereunder.

5.6.12 The Purchaser and Seller Representatives agree that the Escrow Agent shall not assume any responsibility for the failure of the other parties to perform in accordance with this Escrow Agreement. This Escrow Agreement set forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be implied by nor inferred from the terms of any other agreement. In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages, except for such damages which result from the Escrow Agent’s gross negligence or willful misconduct.

5.7 Successor Escrow Agent.

5.7.1 Escrow Agent agrees that Purchaser and Seller Representatives may, by mutual agreement at any time, remove Escrow Agent as escrow agent hereunder, and substitute another therefor. In such event, Escrow Agent shall, upon receipt of a joint written notice from Purchaser and Seller Representatives of such removal, account for and deliver to such substituted escrow agent the Escrowed Property after deducting payment for all monies owing to it in accordance with the terms hereof and Escrow Agent shall thereafter be discharged of all liability hereunder.

5.7.2 Purchaser and Seller Representatives agree that Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to Purchaser and Seller Representatives, which shall specify a date (not less than thirty (30) days following the date of such notice) when such resignation shall take effect. Upon such notice, a successor escrow agent shall be selected by Purchaser and Seller Representatives (as evidenced by a written amendment to this Escrow Agreement signed by all parties), such successor escrow agent to become Escrow Agent hereunder upon the resignation date specified in such notice and Escrow Agent shall account for and deliver to such substituted escrow agent the Escrowed Property after deducting payment for all monies owing to it in accordance with the terms hereof and Escrow Agent shall thereafter be discharged of all liability hereunder. If Purchaser and Seller Representatives are unable to agree upon a successor escrow agent within 15 days after the date of such notice, Escrow Agent shall be entitled petition any court of competent jurisdiction for the appointment of a successor escrow agent, which shall be a state or national bank or trust company having combined capital and surplus of at least $100,000,000, or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

5.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one (1) business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy or email, provided electronic confirmation of successful transmission is received by the sending party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one business day or by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Escrow Agent:

Thomas Title & Escrow, LLC

14500 North Northsight Boulevard, Suite 133

Scottsdale, Arizona 85260

Telefax No.: (480) 383.6791

Telephone No.: (480) 222.1116

FBusch@thomastitle.com

Attn: Frank W. Busch III, Esq.

If to Sellers or Seller Representatives, to:

Spring Bioscience, Inc.

46755 Fremont Boulevard

Fremont, California 94538

Telephone No.: (510) 979-9460

Facsimile No.: (510) 979-9469

Email: hxia@springbio.com

Attention: Haiying Xia

with a copy to:

Brian Fraser, Esq.

6144 LaSalle Avenue

Suite 646

Oakland, CA 94611

Telephone No.:(510) 655-2122

Facsimile No.: (510) 655-5748

Email: bfraser@bfraserlaw.com

If to Purchaser, to:

Ventana Medical Systems, Inc.

1910 East Innovation Park Drive

Oro Valley, Arizona 85755

Telephone No.: (520) 229-4180

Facsimile No.: (520) 229-4216

mtucker@ventanamed.com

Attention: Mark Tucker

with a copy to:

Snell & Wilmer, L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, AZ 85004-2202

Telephone No.: (602) 382-6206

Facsimile No.: (602) 382-6070

dmahoney@swlaw.com

Attention: Daniel M. Mahoney, Esq.

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. For purposes of this agreement, “business day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in Los Angeles, California, are required or permitted to be closed.

5.9 Assignment.

5.9.1 No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Purchaser may assign any of its rights under this Agreement to any (i) subsidiary or affiliate of Purchaser, or (ii) subsequent purchaser of the capital stock of the Company (whether by merger, stock purchase or otherwise) or of all or substantially all of the assets of the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto.

5.9.2 Notwithstanding Section 5.9.1, any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under this Escrow Agreement without further act.

5.9.3 Nothing expressed or referred to in this Agreement will be construed to give any third party any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

5.10 Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction), that would cause the application of laws of any jurisdiction other than those of the State of Arizona.

5.11 Amendment. Subject to applicable law, this Escrow Agreement may be amended, modified and supplemented by written agreement of Purchaser, Seller Representatives, and Escrow Agent with respect to any of the terms contained herein.

5.12 Counterparts; Execution. This Escrow Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party. Original signatures must be provided to any party upon such party’s request.

5.13 Waiver. The parties may waive any provision of this Escrow Agreement at any time. No waiver of any provision of this Escrow Agreement shall be valid unless the same shall be in writing and signed by the waiving party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.14 Severability. Any term or provision of this Escrow Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Escrow Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.15 Submission to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall solely be brought against any of the parties in the courts of the State of Arizona, County of Maricopa or, if it has or can acquire jurisdiction, in the United States District Court for the District of Arizona, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

5.16 Seller Representatives. Pursuant to Section 8.01 of the Stock Purchase Agreement, Sellers have approved and ratified the designation of Seller Representatives (or any successor thereto) to serve as the sole and exclusive representative of Sellers with respect to the matters set forth in this Agreement, and have agreed that Escrow Agent and Purchaser shall be entitled to rely upon any actions taken by Seller Representatives as the duly authorized action of Seller Representatives on behalf of each Seller with respect to any matters set forth in this Agreement.

5.17 Force Majeure. Escrow Agent shall not be responsible nor have any liability for failures or delays in the performance of its obligations hereunder during any period in which such non-performance is caused by or arises from acts, causes or occurrences beyond its control, including without limitation war, natural emergencies, hostilities or acts of terrorism, natural disasters, weather conditions, mechanical breakdowns, computer viruses, power failures, strikes, work stoppages, labor shortages or inability to procure labor.

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the day and year first above written.

VENTANA MEDICAL SYSTEMS, INC.
Tax Certification: Taxpayer ID#:

By:	/s/ LAWRENCE MEHREN
Name:	Lawrence Mehren
Title:	Senior Vice President, Chief Financial Officer and Secretary

SELLER REPRESENTATIVE
Tax Certification: Taxpayer ID#:

By:	/s/ GLENN TAKAYAMA
Name:	Glenn Takayama

SELLER REPRESENTATIVE
Tax Certification: Taxpayer ID#:

By:	/s/ HAIYING XIA
Name:	Haiying Xia

THOMAS TITLE & ESCROW, LLC

By:	/s/ FRANK W. BUSCH III
Name:	Frank W. Busch III
Title:	President

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